Exhibit 99.1

October 27, 2016

IDACORP, Inc. Announces Third Quarter 2016 Results, Reaffirms 2016 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) reported third quarter 2016 net income attributable to IDACORP of $83.1 million, or $1.65 per diluted share, compared with $73.3 million, or $1.46 per diluted share, in third quarter 2015. For the first nine months of 2016, IDACORP recorded net income attributable to IDACORP of $165.1 million, or $3.28 per diluted share, compared with $162.8 million, or $3.24 per diluted share, in the first nine months of 2015.

“IDACORP's earnings growth continues to be fueled by increases in customers in Idaho Power's service area," said IDACORP President and CEO Darrel Anderson. "IDACORP's results were also positively impacted by lower income tax expense, offset by lower use per customer resulting largely from cooler temperatures in the third quarter of 2016 compared to the third quarter of 2015.
"Based on results to date and our expectations for the remainder of the year we are reaffirming IDACORP's 2016 earnings guidance range of $3.80 to $3.95 per diluted share."
This earnings guidance includes the assumption of recording $2 million of additional accumulated deferred investment tax credits (ADITC) amortization for the full year under Idaho Power's settlement stipulation in Idaho.

Performance Summary

A summary of financial highlights for the periods ended September 30, 2016 and 2015 is as follows (in thousands except per share amounts):

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net income attributable to IDACORP, Inc.	$83,100	$73,336	$165,075	$162,847
Average outstanding shares – diluted (000’s)	50,393	50,324	50,361	50,282
IDACORP, Inc. earnings per diluted share	$1.65	$1.46	$3.28	$3.24

The table below provides a reconciliation of net income attributable to IDACORP for the three and nine months ended September 30, 2015 and 2016 (items are in millions and are before related tax impact unless otherwise noted).

	Three months ended		Nine months ended
Net income attributable to IDACORP, Inc. - September 30, 2015		$73.3		$162.8
Change in Idaho Power net income:
Sales volumes attributable to customer growth, net of associated power supply costs and power cost adjustment (PCA) mechanism impacts	$3.6		$8.2
Sales volumes attributable to usage per customer, net of associated power supply costs and PCA mechanism impacts	(4.1)		(12.2)
Changes in revenues per MWh due to customer usage	(3.9)		(2.0)
Fixed cost adjustment revenues	2.1		1.1
Third-party use of electric property, wheeling and other revenue	0.8		(1.3)
Other operating and maintenance expenses	(3.1)		(4.4)
Depreciation expense	(1.4)		(4.5)
Other changes in operating revenues and expenses, net	(0.7)		—
Decrease in Idaho Power operating income	(6.7)		(15.1)
Earnings of unconsolidated equity-method investments	6.8		4.5
Changes in other non-operating income and expenses	1.7		1.6
Income tax expense (excluding additional ADITC amortization)	5.5		8.3
Additional ADITC amortization	1.0		1.5
Total increase in Idaho Power net income		8.3		0.8
Other changes (net of tax)		1.5		1.5
Net income attributable to IDACORP, Inc. - September 30, 2016		$83.1		$165.1

Net Income - Third Quarter 2016

IDACORP's net income increased $9.8 million for the third quarter of 2016 when compared with the third quarter of 2015. The increase was driven primarily by an $8.3 million increase in Idaho Power's net income.
Sales volumes due to customer growth increased operating income by $3.6 million, as the number of Idaho Power customers grew by 1.8 percent over the prior twelve months. The increase from customer growth was more than offset by a decrease in sales volumes on a per-customer basis, which reduced operating income by $4.1 million in the third quarter of 2016 compared with the third quarter of 2015. Temperatures in the Idaho Power service area were milder than normal in the third quarter of 2016 and were below third quarter 2015 temperatures, which reduced sales volumes on a per-customer basis. Changes in revenues per MWh due to customer usage decreased operating income by $3.9 million primarily from lower peak demand-based revenue from irrigation customers as a result of milder weather.

Other operating and maintenance expenses were $3.1 million higher in the third quarter of 2016 compared with the third quarter of 2015, primarily related to higher variable employee costs based on the expected achievement of customer satisfaction and reliability goals.
Income from Idaho Power's unconsolidated investment in Bridger Coal Company (BCC) increased non-operating income by $6.8 million, due primarily to an increase in coal sales prices at BCC. Idaho Power believes coal sales prices at BCC will decrease in the fourth quarter of 2016 and income from BCC for the full year of 2016 will be in line with 2015.
IDACORP income tax expense benefited from distributions related to fully-amortized affordable housing investments as well as adjustments related to the filing of 2015 income tax returns. Idaho Power recorded $1.0 million of additional ADITC amortization during the third quarter of 2016 under its Idaho regulatory settlement stipulation. No additional ADITC amortization was recorded during the same period in 2015.

Net Income - Year-to-date 2016
IDACORP's net income increased $2.3 million for the first nine months of 2016 compared with the same period in 2015. The increase was driven primarily by an increase of $0.8 million in Idaho Power’s net income and reduced IDACORP income tax expense due to distributions related to fully-amortized affordable housing investments.
Idaho Power’s continued customer growth contributed $8.2 million to operating income. Lower usage per customer in the first nine months of 2016 compared with the same period in 2015 reduced operating income by $12.2 million. During the first nine months of 2016, winter temperatures were colder, while summer temperatures were milder than in the first nine months of 2015, which contributed to lower sales volumes, revenues, and operating income. Other operating and maintenance expenses were $4.4 million higher during the first nine months of 2016 compared with the same period of 2015, primarily related to higher variable employee costs based on the expected achievement of customer satisfaction and reliability goals.
Income from Idaho Power's unconsolidated investment in BCC increased non-operating income by $4.5 million, due primarily to an increase in coal sales prices at BCC. Idaho Power believes coal sales prices at BCC will decrease in the fourth quarter of 2016 and income from BCC for the full year of 2016 will be in line with 2015.
Income tax expense was lower in the first nine months of 2016 compared with the same period in 2015 due to lower pretax income and additional share-based compensation tax benefits related to the adoption of Accounting Standard Update 2016-09, Compensation--Stock Compensation (Topic 718). These decreases were partially offset by a smaller flow-through benefit of tax deductible make-whole premiums that Idaho Power paid in connection with the early redemption of long-term debt in both the second quarter of 2016 and 2015 and other regulatory flow- through income tax adjustments. Based on Idaho Power's current expectations of full-year 2016 results, Idaho Power has recorded $1.5 million of additional ADITC amortization during the first nine months of 2016 under its Idaho regulatory settlement stipulation. No additional ADITC amortization was recorded during the same period in 2015. Idaho Power estimates that it will record $2 million of additional ADITC amortization for the full year 2016.
2016 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is reaffirming its earnings guidance estimate for 2016 to a range of $3.80 to $3.95 per diluted share. The 2016 guidance incorporates all of the key operating and financial assumptions listed in the table that follows (in millions, except per share amounts):

2016 Estimates
	Current(1)	Previous(2)
Idaho Power Operating & Maintenance Expense	$345-$355	$350-$360
Idaho Power Additional Amortization of ADITC	No Change	Less than $5
Idaho Power Capital Expenditures (excluding allowance for funds used during construction)	$290-$300	$300-$310
Idaho Power Hydroelectric Generation (MWh)(3)	6.2-6.7	6.0-7.0
IDACORP Earnings Guidance (per share)	No Change	$3.80-$3.95
(1) As of October 27, 2016.
(2) As of July 28, 2016, the date of filing IDACORP's and Idaho Power's Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.
(3) Based on reservoir storage levels and forecasted weather conditions as of the date of this release.

More detailed financial information is provided in IDACORP's Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live Webcast on the Internet, or by calling (973) 200-3032 for listen-only mode. The passcode is 88810054. The conference call logistics are posted on the company's Website (www.idacorpinc.com) and will be included in the company's earnings news release. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/investor-relations/earnings-center/conference-calls. A replay of the conference call will be available on the company's website for a period of 12 months and will be available shortly after the call.

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. IDACORP's origins lie with Idaho Power and operations beginning in 1916. Today, Idaho Power employs approximately 2,000 people to serve a 24,000-square-mile service area in southern Idaho and eastern Oregon. With 17 low-cost hydroelectric projects as the core of its generation portfolio, Idaho Power's nearly 530,000 residential, business and agricultural customers pay some of the nation's lowest prices for electricity. To learn more about Idaho Power or IDACORP, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements, including, without limitation, earnings guidance, that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "continues," "estimates," "expects," "guidance," "intends," "potential," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the effect of decisions by the Idaho and Oregon public utilities commissions, the Federal Energy Regulatory Commission, and other regulators that impact Idaho Power's ability to recover costs and earn a return; (b) administration of reliability, security, and other requirements for system infrastructure required by the Federal Energy Regulatory Commission and other regulatory authorities, which could result in penalties and increase costs; (c) changes in residential, commercial, and industrial growth and demographic patterns within Idaho Power's service area and the loss or change in the business of significant customers, and their associated impacts on loads and load growth, and the availability of regulatory mechanisms that allow for timely cost recovery in the event of those changes; (d) the impacts of economic conditions, including the potential for changes in customer demand for electricity, revenue from sales of excess power, financial soundness of counterparties and suppliers, and the collection of receivables; (e) unseasonable or severe weather conditions, wildfires, drought, and other natural phenomena and natural disasters, which affect customer demand, hydroelectric generation levels, repair costs, and the availability and cost of fuel for generation plants or purchased power to serve customers; (f) advancement of technologies that reduce loads or reduce the need for Idaho Power's generation or sale of electric power; (g) adoption of, changes in, and costs of compliance with laws, regulations, and policies relating to the environment, natural resources, and threatened and endangered species, and the ability to recover increased costs through rates; (h) variable hydrological conditions and over-appropriation of surface and groundwater in the Snake River Basin, which may impact the amount of power generated by Idaho Power's hydroelectric facilities; (i) the ability to acquire fuel, power, and transmission capacity under reasonable terms, particularly in the event of unanticipated power demands, lack of physical availability, transportation constraints, or a credit downgrade; (j) accidents, fires (either at or caused by Idaho Power's facilities), explosions, and mechanical breakdowns that may occur while operating and maintaining Idaho Power's assets, which can cause unplanned outages, reduce generating output, damage the companies’ assets, operations, or reputation, subject the companies to third-party claims for property damage, personal injury, or loss of life, or result in the imposition of civil, criminal, and regulatory fines and penalties; (k) the increased costs and operational challenges associated with purchasing and integrating intermittent renewable energy sources into Idaho Power's resource portfolio; (l) operational factors affecting Idaho Power's power generating facilities, including disruptions or outages of Idaho Power's generation or transmission systems or of any interconnected transmission system, which may cause Idaho Power to incur repair costs or purchase replacement power at increased costs; (m) the ability to obtain debt and equity financing or refinance existing debt when necessary and on favorable terms, which can be affected by factors such as credit ratings, volatility in the financial markets, interest rate fluctuations, decisions by the Idaho or Oregon public utility commissions, and the companies' past or projected financial performance; (n) reductions in credit ratings, which could adversely impact access to capital markets and would require the posting of additional collateral to counterparties pursuant to credit and contractual arrangements; (o) the ability to enter into financial and physical commodity hedges with creditworthy counterparties to manage price and commodity risk, and the failure of any such risk management and hedging strategies to work as intended; (p) changes in actuarial assumptions, changes in interest rates, and the return on plan assets for pension and other post-retirement plans, which can affect future pension and other postretirement plan funding obligations, costs, and liabilities; (q) the ability to continue to pay dividends based on financial performance, and in light of contractual covenants and restrictions and regulatory limitations; (r) changes in tax laws or related regulations or new interpretations of applicable laws by federal, state, or local taxing jurisdictions, the availability of tax credits, and the tax rates payable by IDACORP shareholders on common stock dividends; (s) employee workforce factors, including the operational and financial costs of unionization or the attempt to unionize all or part of the companies' workforce, the impact of an aging workforce and retirements, the cost and ability to retain skilled workers, and the ability to adjust the labor cost structure when necessary; (t) failure to comply with state and federal laws, regulations, and orders, including new interpretations and enforcement initiatives by regulatory and oversight bodies, which may result in penalties and fines and increase the cost of compliance, the nature and extent of investigations and audits, and the cost of remediation; (u) the inability to obtain or cost of obtaining and complying with required governmental permits and approvals, licenses, rights-of-way, and siting for transmission and generation projects and hydroelectric facilities; (v) the cost and outcome of litigation, dispute resolution, and regulatory proceedings, and the ability to recover those costs or the costs of operational changes through insurance or rates, or from third parties; (w) the failure of information systems or the failure to secure data, failure to comply with privacy laws, security breaches, or the direct or indirect effect on the companies' business or operations resulting from cyber attacks, terrorist incidents or the threat of terrorist incidents, and acts of war; (x) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs, or the failure to successfully implement new technology solutions; (y) adoption of or changes in accounting policies and principles, changes in accounting estimates, and new Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations of existing requirements; and (z) the expense and risks associated with capital expenditures for infrastructure, and the timing and availability of cost recovery for such expenditures.
Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Part I, Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Stephanie McCurdy
Director of Investor Relations	Corporate Communications
Phone: (208) 388-2728	Phone: (208) 388-6973
JForsberg@idacorpinc.com	SMcCurdy@idahopower.com

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